Brunswick Corporation 26125 N. Riverwoods Blvd., Mettawa, IL 60045 Telephone 847.735.4700 Facsimile 847.735.4750 www.brunswick.com

Brunswick Corporation Names Christopher Drees
President - Mercury Marine

METTAWA, Ill. April 4, 2019 - Brunswick Corporation (NYSE: BC) today promoted Christopher Drees, president - marine parts and accessories, to president - Mercury Marine. Drees succeeds John Pfeifer, who has chosen to leave Brunswick to pursue opportunities outside the Company. Drees will report to Brunswick Chief Executive Officer David M. Foulkes. The appointment is effective immediately.

“Assuming the Mercury presidency is a natural progression for Chris,” Foulkes explained. “He has spent more than 20 years with the Company, distinguishing himself in a number of varied assignments and making a series of planned career moves to hone his skills and experience in preparation for this well-deserved role. Working alongside Mercury’s experienced and accomplished leadership team, Chris will continue building on the Company’s momentum of innovation, market-leading products and superior quality and customer service.”

Drees joined Mercury Marine in 1998, and during his first eight years held a variety of positions within the Company, including roles in purchasing, sales and marketing, and as general manager of the Mercury propeller business. From 2006 through 2014, Drees led Mercury’s Attwood operations, first as chief operating officer and then as president.

In 2014, Drees was promoted to vice president - Mercury global operations, and during his tenure in the role Mercury made great strides in increasing the productivity and efficiency of its propulsion operations, according to Foulkes. In 2018, Drees assumed his role leading marine parts and accessories, where he was responsible for the integration of Power Products, Brunswick’s largest acquisition ever, into the P&A portfolio. Drees’ successor in his P&A role will be the subject of a later announcement. Until that time, marine parts and accessories leadership will continue to report to Drees.

Drees earned a bachelor’s degree in business management from the University of Wisconsin - Eau Claire, and an MBA from Marquette University.

“Chris’s appointment is indicative of both the deep bench of talent and leadership we have throughout the Brunswick organization and our continued focus on succession planning,” Foulkes said.

“We thank John, who will remain at Mercury for a short time to effect a smooth transition, for his many significant contributions through the years in a variety of roles at Mercury and Brunswick,” Foulkes concluded. “Having originally joined Brunswick in 2006, John has served as Mercury Marine’s president since 2014. We wish John the very best in his future endeavors.”

About Brunswick
Headquartered in Mettawa, Ill., Brunswick Corporation’s leading consumer brands include Mercury Marine outboard engines; Mercury MerCruiser sterndrive and inboard packages; Mercury global parts and accessories including propellers and SmartCraft electronics; Power Products Integrated Solutions; MotorGuide trolling motors; Attwood, Garelick and Whale marine parts; Land ’N’ Sea, BLA, Payne’s Marine, Kellogg Marine and Lankhorst Taselaar marine parts distribution; Mercury and Quicksilver parts and oils; Bayliner, Boston Whaler, Crestliner, Cypress Cay, Harris, Lowe, Lund, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern boats; Boating Services Network, NAUTIC-ON, OnBoard Boating Club and Rentals; Life Fitness, Hammer Strength, Cybex, Indoor Cycling Group and SCIFIT fitness equipment; and Brunswick billiards tables, accessories and game room furniture. For more information, visit https://www.brunswick.com.

FOR IMMEDIATE RELEASE
Contact:
Lee Gordon
Director - Marine Communications & Public Relations
Email: lee.gordon@brunswick.com
904-860-8848

Dan Kubera
Director - Media Relations and Corporate Communications
Email: daniel.kubera@brunswick.com
847-735-4617